Pressure BioSciences, Inc. to Host Business Update on Wednesday, December 19th at 4:30 PM EST

December 17, 2018

Update to Include Discussions on Recent Progress, Accomplishments, and Enhancements in All Three Platform Technologies; Commercialization and Strategic Partnership Efforts; Personnel Changes; and Q42018 & FY2019 Guidance

SOUTH EASTON, MA / ACCESSWIRE / December 17, 2018 / Pressure BioSciences, Inc. (OTCQB: PBIO) (“PBI” and the “Company”) today announced that the Company will host a teleconference to provide an update on recent progress, accomplishments, and enhancements in all three of the Company’s patented platform technologies: Pressure Cycling Technology (“PCT”), Pressure Enabled Protein Manufacturing Technology (“PreEMT”), and Ultra Shear Technology (“UST”). Discussions will also focus on the Company’s new commercialization and strategic partnership efforts, personnel changes, and guidance for Q42018 and FY2019. Following the Company’s update, attendees are invited to participate in a question & answer period.

Anyone interested may listen to the teleconference either live (by telephone) or through a replay approximately one day after the call (by telephone or via a link on the Company’s website). The replay will be available for at least 30 days thereafter.

PBI Officers will be on the call as will PBI’s Chairman Jeffrey N. Peterson.

Date: Wednesday, December 19, 2018 Time: 4:30 PM Eastern Standard Time (EST)

To attend this teleconference live by telephone:

Dial-in: (877) 407-8033 (North America); (201) 689-8033 (International). Verbal Passcode (for the operator): Pressure BioSciences FY2018 Business Update.

For those unable to participate in the live teleconference, a replay will be available beginning Thursday, December 20, 2018. The replay will be accessible both by telephone and through the Company’s website for at least 30 days.

Replay Numbers: (877) 481-4010 (North America) & (919) 882-2331 (Int’l). Replay ID Number: 41595.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (OTCQB: PBIO) is a leader in the development and sale of innovative, broadly enabling, pressure-based solutions for the worldwide life sciences and other industries. Our products are based on the unique properties of both constant (i.e., static) and alternating (i.e., pressure cycling technology, or “PCT”) hydrostatic pressure. PCT is a patented enabling technology platform that uses alternating cycles of hydrostatic pressure between ambient and ultra-high levels to safely and reproducibly control bio-molecular interactions (e.g., cell lysis, biomolecule extraction). Our primary focus is in the development of high pressure-based products for biomarker and target discovery, drug design and development, biotherapeutics characterization and quality control, food science, soil & plant biology, forensics, and counter-bioterror applications. Additionally, PBIO is actively expanding the use of our pressure-based technologies in the following areas: (1) the use of our recently acquired PreEMT technology from BaroFold, Inc. to allow entry into the biologics manufacturing and contract research services sector, and (2) the use of our recently-patented, scalable, high-efficiency, pressure-based Ultra Shear Technology (“UST”) platform to (i) create stable nanoemulsions of otherwise immiscible fluids (e.g., oils and water) and to (ii) prepare higher quality, homogenized, extended shelf-life or room temperature stable low-acid liquid foods that cannot be effectively preserved using existing non-thermal technologies.

For more information about PBI and this press release, please click on the following link:

http://www.pressurebiosciences.com

Please visit us on Facebook, LinkedIn, and Twitter.

Investor Contacts:

Richard T. Schumacher, President & CEO (T) 508-230-1828

Jeffrey N. Peterson, Chairman of the Board (T) 650-812-8121